Exhibit 99.1

Media General Reports Second-Quarter 2014 Results

  Net operating revenue increased 11.8% to $154.1 million compared to combined net operating revenue of $137.8 million in the second quarter of 2013. Operating income increased to $22 million compared to combined operating income of $13.1 million in the second quarter of 2013.
  Broadcast Cash Flow (BCF) increased 20% to $56.3 million compared to combined BCF of $46.9 million in the second quarter of 2013; BCF margin in the current quarter was 37% compared to 34% in the prior year.
  EBITDA as adjusted increased 38.5% to $48.9 million compared to combined EBITDA as adjusted of $35.3 million in the second quarter of 2013.
  Free Cash Flow of $22.9 million compared to a combined deficit of $5.1 million in the second quarter of 2013; Total debt at June 30, 2014 was $851.8 million compared to $917 million at Dec. 31, 2013.
  Additional $5 million of operating synergies identified as a result of the company’s merger and integration with Young Broadcasting; Young-related operating synergies now exceed $30 million, more than double the originally identified $15 million of operating synergies.

RICHMOND, Va.--(BUSINESS WIRE)--August 5, 2014--Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported second-quarter 2014 results.

“We’re pleased to report our second full quarter of results for the combined Media General and Young Broadcasting, which merged on November 12, 2013. It was another outstanding quarter. As we promised when the Young transaction was announced, we’re generating meaningful incremental free cash flow and reducing debt,” said George L. Mahoney, president and chief executive officer of Media General.

“Comparing combined results for the second quarter of this year and last year, we generated very strong increases for net operating revenue, operating income, net income, Broadcast Cash Flow, EBITDA and Free Cash Flow,” said Mr. Mahoney. “Net operating revenue increased nearly 12%, driven by higher Political, Retransmission, Digital and Local revenues and despite lower National revenues. Our revenue growth and expense management were the key drivers of our 20% increase in Broadcast Cash Flow and our 39% increase in adjusted EBITDA. Free Cash Flow was nearly $23 million this year compared to a $5 million deficit in last year’s second quarter. Additionally of note in the quarter was significantly lower interest expense, which was $9.6 million this year compared to $21.6 million on a combined basis in the second quarter of last year,” said Mr. Mahoney.

“Today we’re announcing an additional $5 million of expected operating savings as part of our ongoing efforts to manage costs for 2015,” added Mr. Mahoney. “When we originally announced the Young transaction, we said we’d deliver $15 million of operating synergies within 12-15 months. In April, we added $10 million of synergies. We continue to benefit from our increased scale. Our total operating synergies related to the Young merger for 2015 now exceed $30 million, more than double our original estimate. Today’s announced savings are mainly for reduced health care costs, relative to what we’d anticipated for 2015, and are principally from more favorable negotiated rates with providers based on our increased scale. This $5 million figure also includes additional synergies at the corporate and station levels, mostly from newly renegotiated contracts and reengineering,” said Mr. Mahoney.

“In May, we also completed the sale of a building in San Francisco that houses our KRON station for $24.5 million of net cash proceeds, most of which was applied to pay down debt. Total debt outstanding was $852 million at the end of the second quarter compared to nearly $917 million at the end of 2013. Our net leverage at the end of the second quarter was 4.21x,” said Mr. Mahoney.

GAAP Results for Second-Quarter 2014

On November 12, 2013, Media General, Inc. and New Young Broadcasting Holding Co., Inc. were combined in an all-stock merger transaction. The merger was accounted for as a reverse acquisition. For financial reporting purposes only, Young is the acquirer and the continuing reporting entity. Consequently, the consolidated financial statements of Media General, Inc., the legal acquirer and the continuing public corporation in the transaction, include the operating results for only Young for the three months ended June 30, 2013. This news release first discusses these GAAP results for the second quarter of 2014 compared to 2013. The company has appended Supplemental Combined Company Information to this press release. A discussion of these “As Adjusted” second-quarter results follows the GAAP discussion.

Per GAAP, in the second quarter of 2014, net income attributable to Media General was $6.8 million, or 8 cents per diluted share, based on weighted-average diluted common shares outstanding of 89 million. Net income attributable to Media General in the second quarter of 2013 was $3.7 million, or 6 cents per diluted share, based on weighted-average diluted common shares outstanding of 60.2 million. In accordance with GAAP, the presentation of “net income attributable to Media General” does not include the results of WXXA-TV or WLAJ-TV.

Also per GAAP, net operating revenue in the second quarter of 2014 was $154.1 million compared to $55.8 million in the prior year. Total operating costs in the second quarter of 2014 were $132 million compared to $47.6 million in the prior year. Operating income in the second quarter of 2014 was $22 million compared to $8.2 million in the prior year.

Non-GAAP Results for the Second-Quarter of 2013 (As Adjusted Combined Company)

The appended Supplemental Combined Company Information includes an “As Adjusted" column, which provides financial information for the combined company for the second-quarter of 2013. The purpose of the "Adjustments" column is to include Legacy Media General revenues and expenses. No other adjustments have been made to the supplemental financial information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include any of the synergies of the combined company.

All 2013 results in the discussion below are adjusted for the combined company.

Net operating revenue increased 11.8% to $154.1 million compared to $137.8 million in the second quarter of 2013.

Local gross time sales increased 1.8% to $81.1 million compared to $79.7 million in the second quarter of 2013. National gross time sales decreased 12.9% to $35 million compared to $40.2 million in the second quarter of 2013 and reflected declines in virtually all national advertising categories. Core advertising (Local and National gross time sales combined) declined 3.1% year over year.

Political gross time sales of $9.3 million increased substantially compared to $1.5 million in the second quarter of 2013.

Retransmission revenues grew 49.1% to $35 million compared to $23.5 million in the second quarter of 2013.

Digital gross time sales rose 32.8% to $6.5 million compared to $4.9 million in the second quarter of 2013.

Total operating costs of $132.1 million compared to $124.7 million in the second quarter of 2013. Depreciation and amortization was $5.7 million higher this year due to the effects of purchase accounting resulting from the Young merger. Merger-related expenses in the current year were $4.8 million compared to $11.6 million last year. Corporate severance expense this year was $4.5 million, related to a major restructuring announced in April and compared to a nominal amount last year.

Total operating costs, excluding the impact of merger-related expense, corporate severance expense and losses related to property and equipment-net in both years and the higher depreciation and amortization this year noted above, increased 2.9%. This 2.9% increase mostly reflected higher reverse compensation paid to networks.

Corporate and other expense of $7.6 million decreased from $11.3 million last year, due to lower pension and postretirement costs and lower incentive compensation expense. The Directors’ Deferred Compensation Plan was amended in April 2014, which eliminated mark-to-market accounting for these awards as of that date. In the second quarter of 2013, an approximate $5 increase in Media General’s stock price caused a $3.1 million increase in incentive compensation expense. Conversely, the stock price decreased by approximately $3 in April 2014 (prior to the plan amendment), which caused a $1.4 million decrease in incentive compensation expense. Future changes in the company’s stock price will not impact this plan’s expense.

Operating income of $22 million compared to $13.1 million in the second quarter of 2013.

Broadcast Cash Flow increased 20% to $56.3 million compared to $46.9 million in the second quarter of 2013, primarily a reflection of higher net operating revenue.

EBITDA as adjusted increased 39% to $48.9 million compared to $35.3 million in the second quarter of 2013, primarily a reflection of higher net operating revenue and lower corporate expense.

Media General provides the non-GAAP financial metrics of broadcast cash flow, EBITDA as adjusted, after-tax cash flow, free cash flow and the Supplemental Combined Company Information. The company believes these metrics are alternative measures used in peer comparison and by lenders, investors, financial analysts and rating agencies to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements is included in this news release.

On March 21, 2014, Media General announced plans to merge with LIN Media in a transaction that will more than double the size of Media General and create the second-largest pure-play local television company in the United States. The merger with LIN Media is expected to be immediately accretive on a free cash flow per share basis and should be completed in early 2015, subject to regulatory approvals, the approval of Media General and LIN Media shareholders and other customary closing conditions. Additionally, on June 23, 2014, Media General announced a definitive agreement with Sinclair Broadcast Group to purchase WHTM, an ABC affiliate in Harrisonburg, PA, a transaction that is subject to regulatory approval and other customary closing conditions.

Conference Call and Webcast

The company will host a conference call for investors to discuss the results this morning at 10:00 a.m. ET. The conference call dial-in number is 1-800-708-4540. The pass code is 37710759. A live webcast will be accessible through Media General’s website, www.mediageneral.com. To access the live webcast, click on the link to the webcast on the home page. Allow at least 10 minutes to access Media General’s home page and complete the links before the webcast begins. A telephone replay of the call will be available through August 21, 2014 by dialing 1-888-843-7419 and using the pass code 37710759.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in strong markets across the U.S. The company owns or operates 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms in 28 markets. These stations reach 16.5 million or 14% of U.S. TV households. Sixteen of the 31 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate. The company subsequently expanded its station portfolio through acquisition. In November 2013, Media General and Young Broadcasting merged, combining Media General’s 18 stations and Young’s 13 stations.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not a solicitation of a proxy from any shareholder of Media General, Inc. (“Media General”) or LIN Media LLC (“LIN Media”). In connection with the Agreement and Plan of Merger by and among Media General, Mercury New Holdco, Inc., (“Mercury New Holdco”), LIN Media and the other parties thereto (the “Merger”), Media General, Mercury New Holdco and LIN Media have filed relevant materials with the SEC, including a Registration Statement on Form S-4 filed by Mercury New Holdco with the SEC on July 21, 2014 and a joint proxy statement/prospectus filed by Mercury New Holdco with the SEC on July 24, 2014. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MEDIA GENERAL, LIN MEDIA, MERCURY NEW HOLDCO AND THE MERGER. The Form S-4, including the joint proxy statement/prospectus, and other relevant materials , and any other documents filed by Media General, Media General Holdings and LIN Media with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. The documents filed by Media General and Mercury New Holdco may also be obtained for free from Media General’s Investor Relations web site (http://www.mediageneral.com/investor/index.htm) or by directing a request to Media General’s Investor Relations contact, Lou Anne J. Nabhan, Vice President, Corporate Communications, at (804) 887-5120.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

Media General and LIN Media and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of either Media General or LIN Media in connection with the Merger. Information about Media General and LIN’s directors and executive officers is available in the joint proxy statement/prospectus filed by Mercury New Holdco with the SEC on July 24, 2014.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ending (1)		Six Months Ending (1)
	June 30,	June 30,	June 30,	June 30,
(Unaudited, in thousands except per share amounts)	2014	2013	2014	2013

Net operating revenue	$154,111	$55,782	$298,029	$105,827

Operating costs:
Operating expenses, excluding depreciation expense	50,818	19,575	101,433	38,787
Selling, general and administrative expenses	41,930	14,283	84,262	28,747
Amortization of program license rights	4,947	2,527	9,910	4,982
Corporate and other expenses	7,633	2,220	14,211	4,581
Depreciation and amortization	16,440	4,644	32,635	9,135
Loss (gain) related to property and equipment, net	992	(43)	221	(43)
Merger-related expenses	4,825	4,387	9,577	4,387
Corporate severance expense	4,489	4	4,489	4
Total operating costs	132,074	47,597	256,738	90,580
Operating income	22,037	8,185	41,291	15,247

Other expense:
Interest expense	(9,616)	(2,080)	(19,606)	(4,220)
Debt modification and extinguishment costs	(85)	---	(183)	---
Other, net	85	21	---	(80)
Total other expense	(9,616)	(2,059)	(19,789)	(4,300)

Income before income taxes	12,421	6,126	21,502	10,947
Income tax expense	(5,529)	(2,679)	(9,171)	(4,481)

Net income	6,892	3,447	12,331	6,466
Net income (loss) attributable to noncontrolling interests (included above)	106	(259)	160	(354)
Net income attributable to Media General (2)	$6,786	$3,706	$12,171	$6,820

Earnings per common share (basic and diluted):
Net earnings per common share (basic)	$0.08	$0.08	$0.14	$0.14
Net earnings per common share (assuming dilution)	$0.08	$0.06	$0.14	$0.11

Weighted-average common shares outstanding:
Basic (3)	88,473	47,803	88,399	47,803
Diluted (3)	88,992	60,193	88,911	60,193

(1) On November 12, 2013, Media General, Inc. and New Young Broadcasting Holding Co., Inc. (the Former Young Company) were combined in an all-stock merger transaction. The merger was accounted for as a reverse acquisition. For financial reporting purposes only, the Former Young Company is the acquirer and the continuing reporting entity, but has been renamed Media General, Inc. Consequently, the consolidated financial statements of Media General, Inc., the legal acquirer and the continuing public corporation in the transaction, include the operating results for only the Former Young Company for the three and six months ended June 30, 2013.

(2) In accordance with generally accepted accounting principles, the Company has presented the caption "Net income attributable to Media General" which excludes the Net income (loss) attributable to noncontrolling interests. Net income (loss) attributable to noncontrolling interests include the results of operation for WXXA-TV and WLAJ-TV. The Company does not own these stations but provides essential services to the stations under joint sales and shared services agreement and also guarantees the debt of both stations. Accordingly the Company consolidates the stations.

(3) For the three and six months ended June 30, 2013, weighted-average common shares outstanding include the Former Young Company's common shares and share equivalents multiplied by the exchange ratio: 730.6171 shares of Media General for each share and share equivalent of the Former Young Company. For the three and six months ended June 30, 2014, weighted-average common shares include the share and share equivalents of the combined company.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited, in thousands)	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$18,166	$71,618
Trade accounts receivable, net	108,744	110,283
Current deferred tax asset	9,989	7,506
Prepaid expenses and other current assets	12,653	13,889
Total current assets	149,552	203,296

Property and equipment, net	273,910	285,467
Deferred tax asset, long-term	31,338	42,711
Other assets, net	45,129	35,477
Definite lived intangible assets, net	226,977	239,642
Broadcast licenses	573,300	573,300
Goodwill	541,475	541,475
Total assets	$1,841,681	$1,921,368

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$16,791	$11,783
Accrued salaries and wages	13,754	14,183
Deferred proceeds related to sale of property (1)	24,535	---
Other accrued expenses and other current liabilities	39,473	42,656
Current installments of long-term debt	2,400	11,217
Current installments of obligation under capital leases	151	153
Total current liabilities	97,104	79,992

Long-term debt	849,400	905,783
Obligations under capital leases, excluding current installments	1,098	1,156
Retirement and postretirement plans	105,648	155,309
Other liabilities	31,225	43,891
Total liabilities	1,084,475	1,186,131

Total stockholders' equity attributable to Media General	758,790	736,981
Noncontrolling interests	(1,584)	(1,744)
Total stockholders' equity	757,206	735,237
Total liabilities and stockholders' equity	$1,841,681	$1,921,368

(1) In May of 2014, the Company sold its KRON-TV building in San Francisco to a third party for $24.5 million of net cash proceeds. The Company leased the space back from the third party through December 31, 2014, with no rental payments required. The Company is required to defer the gain on the sale until the end of the lease term. The Company anticipates recording a gain in the range of $10 million in the fourth quarter.

SUPPLEMENTAL INFORMATION
Media General, Inc.

Broadcast Cash Flow
	Three Months Ending		Six Months Ending
	June 30,	June 30,	June 30,	June 30,
(Unaudited, in thousands)	2014	2013	2014	2013

Net income	$6,892	$3,447	$12,331	$6,466
Add:
Interest expense	9,616	2,080	19,606	4,220
Debt modification and extinguishment costs	85	---	183	---
Corporate and other expenses	7,633	2,220	14,211	4,581
Depreciation and amortization	16,440	4,644	32,635	9,135
Income tax expense	5,529	2,679	9,171	4,481
Loss (gain) related to property and equipment, net	992	(43)	221	(43)
Program license rights, net	(146)	---	(289)	---
Merger-related expenses	4,825	4,387	9,577	4,387
Corporate severance expense	4,489	4	4,489	4
Other, net	(85)	(21)	---	80

Broadcast cash flow	$56,270	$19,397	$102,135	$33,311

Net operating revenue	$154,111	$55,782	$298,029	$105,827

Broadcast cash flow margin	37%	35%	34%	31%

EBITDA as adjusted
	Three Months Ending		Six Months Ending
	June 30,	June 30,	June 30,	June 30,
(Unaudited, in thousands)	2014	2013	2014	2013

Net income	$6,892	$3,447	$12,331	$6,466
Interest expense	9,616	2,080	19,606	4,220
Debt modification and extinguishment costs	85	---	183	---
Depreciation and amortization	16,440	4,644	32,635	9,135
Income tax expense	5,529	2,679	9,171	4,481
Loss (gain) related to property and equipment, net	992	(43)	221	(43)
Merger-related expenses	4,825	4,387	9,577	4,387
Corporate severance expense	4,489	4	4,489	4

EBITDA as adjusted	$48,868	$17,198	$88,213	$28,650

After-tax Cash Flow

Net income	$6,892	$3,447	$12,331	$6,466
Debt modification and extinguishment costs	85	---	183	---
Depreciation and amortization	16,440	4,644	32,635	9,135
Deferred tax expense	5,334	2,492	8,890	4,109

After-tax cash flow	$28,751	$10,583	$54,039	$19,710

Free Cash Flow

After-tax cash flow	$28,751	$10,583	$54,039	$19,710
Capital expenditures	5,862	2,897	8,372	5,928

Free cash flow	$22,889	$7,686	$45,667	$13,782

SUPPLEMENTAL INFORMATION
Media General, Inc.

Selected Revenue Categories
	Three Months Ending		Six Months Ending
	June 30,	June 30,	June 30,	June 30,
(Unaudited, in thousands)	2014	2013	2014	2013
Local (gross)	$81,140	$33,593	$157,518	$64,106
National (gross)	35,041	15,540	69,156	28,454
Political (gross)	9,339	446	13,774	818
Retransmission (gross)	35,004	10,146	68,965	19,484
Digital (gross)	6,519	2,021	11,921	3,662

Corporate and other expenses

	Three Months Ending		Six Months Ending
	June 30,	June 30,	June 30,	June 30,
(Unaudited, in thousands)	2014	2013	2014	2013
Corporate (excluding depreciation and amortization)	$5,956	$1,848	$12,441	$3,838
Legacy benefit costs (1)	(653)	---	(1,447)	---
Incentive compensation (including stations)	1,695	372	2,167	743
Other operating expenses	635	---	1,050	---
Corporate and other expenses	$7,633	$2,220	$14,211	$4,581

(1) Includes the impact of the frozen pension and postretirement obligations to former employees. Due to the benefit of the supplemental pension contribution of $50 million, expected return on plan assets exceeds interest cost on the Company's main retirement plans. As such, the Company is recognizing pension "income" in 2014.

SUPPLEMENTAL COMBINED COMPANY INFORMATION
Media General, Inc.

The supplemental financial information presented below was derived from the historical results of operations of Media General, Inc. and Young. The "As Adjusted" column in each section provides certain financial information for the combined company for the three and six months ended June 30, 2013. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for the three and six months ended June 30, 2013. No other adjustments have been made to the supplemental financial information. The supplemental information provided does not purport to be indicative of what would have happened had the merger actually occurred as of the beginning of the period presented, nor is it indicative of results which may occur in the future.

Supplemental Summary of Combined Company Income (Loss) from Continuing Operations

	Three Months Ending June 30, 2013			Six Months Ending June 30, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted

Net operating revenue	$55,782	$82,020	$137,802	$105,827	$155,959	$261,786

Operating costs:
Operating expenses, excluding depreciation expense	19,575	28,608	48,183	38,787	57,949	96,736
Selling, general and administrative expenses	14,283	23,208	37,491	28,747	45,755	74,502
Amortization of program license rights	2,527	2,804	5,331	4,982	5,466	10,448
Corporate and other expenses	2,220	9,086	11,306	4,581	16,817	21,398
Depreciation and amortization	4,644	6,077	10,721	9,135	12,039	21,174
Loss (gain) related to property and equipment, net	(43)	111	68	(43)	68	25
Merger-related expenses	4,387	7,171	11,558	4,387	7,171	11,558
Corporate severance expense	4	(2)	2	4	(29)	(25)
Total operating costs	47,597	77,063	124,660	90,580	145,236	235,816
Operating income	8,185	4,957	13,142	15,247	10,723	25,970

Other income (expense):
Interest expense	(2,080)	(19,497)	(21,577)	(4,220)	(38,739)	(42,959)
Other, net	21	(225)	(204)	(80)	(174)	(254)
Total other expense	(2,059)	(19,722)	(21,781)	(4,300)	(38,913)	(43,213)

Income (loss) before income taxes	6,126	(14,765)	(8,639)	10,947	(28,190)	(17,243)

Income tax expense	(2,679)	(1,924)	(4,603)	(4,481)	(5,208)	(9,689)

Income (loss) from continuing operations	$3,447	$(16,689)	$(13,242)	$6,466	$(33,398)	$(26,932)

Supplemental Combined Company EBITDA as adjusted, After-tax Cash Flow, and Free Cash Flow

	Three Months Ending June 30, 2013			Six Months Ending June 30, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Income (loss) from continuing operations	$3,447	$(16,689)	$(13,242)	$6,466	$(33,398)	$(26,932)
Interest expense	2,080	19,497	21,577	4,220	38,739	42,959
Depreciation and amortization	4,644	6,077	10,721	9,135	12,039	21,174
Income tax expense	2,679	1,924	4,603	4,481	5,208	9,689
Loss (gain) related to property and equipment, net	(43)	111	68	(43)	68	25
Merger-related expenses	4,387	7,171	11,558	4,387	7,171	11,558
Corporate severance expense	4	(2)	2	4	(29)	(25)
EBITDA as adjusted	$17,198	$18,089	$35,287	$28,650	$29,798	$58,448

Income (loss) from continuing operations	$3,447	$(16,689)	$(13,242)	$6,466	$(33,398)	$(26,932)
Depreciation and amortization	4,644	6,077	10,721	9,135	12,039	21,174
Deferred tax expense	2,492	1,924	4,416	4,109	5,208	9,317

After-tax cash flow	$10,583	$(8,688)	$1,895	$19,710	$(16,151)	$3,559

After-tax cash flow	$10,583	$(8,688)	$1,895	$19,710	$(16,151)	$3,559
Capital expenditures	2,897	4,087	6,984	5,928	7,377	13,305

Free cash flow	$7,686	$(12,775)	$(5,089)	$13,782	$(23,528)	$(9,746)

SUPPLEMENTAL COMBINED COMPANY INFORMATION
Media General, Inc.

The supplemental financial information presented below was derived from the historical results of operations of Media General, Inc. and Young. The "As Adjusted" column in each section provides certain financial information for the combined company for the three and six months ended June 30, 2013. The purpose of the "Adjustments" column in each section is to include legacy Media General revenues and expenses for the three and six months ended June 30, 2013. No other adjustments have been made to the supplemental financial information. The supplemental information provided does not purport to be indicative of what would have happened had the merger actually occurred as of the beginning of the period presented, nor is it indicative of results which may occur in the future.

Supplemental Combined Company Broadcast Cash Flow

	Three Months Ending June 30, 2013			Six Months Ending June 30, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted

Income (loss) from continuing operations	$3,447	$(16,689)	$(13,242)	$6,466	$(33,398)	$(26,932)
Add:
Interest expense	2,080	19,497	21,577	4,220	38,739	42,959
Corporate and other expenses	2,220	9,086	11,306	4,581	16,817	21,398
Depreciation and amortization	4,644	6,077	10,721	9,135	12,039	21,174
Income tax expense	2,679	1,924	4,603	4,481	5,208	9,689
Loss (gain) related to property and equipment, net	(43)	111	68	(43)	68	25
Program license rights, net	---	112	112	---	148	148
Merger-related expenses	4,387	7,171	11,558	4,387	7,171	11,558
Corporate severance expense	4	(2)	2	4	(29)	(25)
Other, net	(21)	225	204	80	174	254
Broadcast cash flow	$19,397	$27,512	$46,909	$33,311	$46,937	$80,248

Net operating revenue	$55,782		$137,802	$105,827		$261,786

Broadcast cash flow margin	35%		34%	31%		31%

Supplemental Combined Company Selected Revenue Categories

	Three Months Ending June 30, 2013			Six Months Ending June 30, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Local (gross)	$33,593	$46,105	$79,698	$64,106	$87,719	$151,825
National (gross)	15,540	24,705	40,245	28,454	45,314	73,768
Political (gross)	446	1,039	1,485	818	1,546	2,364
Retransmission (gross)	10,146	13,328	23,474	19,484	26,830	46,314
Digital (gross)	2,021	2,887	4,908	3,662	5,309	8,971

Supplemental Combined Company Corporate and Other Expenses

	Three Months Ending June 30, 2013			Six Months Ending June 30, 2013
(Unaudited, in thousands)	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted

Corporate and other expenses
Corporate (excluding depreciation and amortization)	$1,848	$4,226	$6,074	$3,838	$8,581	$12,419
Legacy benefit costs	---	488	488	---	1,320	1,320
Incentive compensation (including stations)	372	4,526	4,898	743	6,727	7,470
Gain on legal settlement	---	(775)	(775)	---	(775)	(775)
Other operating expenses	---	621	621	---	964	964
Total corporate and other expenses	$2,220	$9,086	$11,306	$4,581	$16,817	$21,398

CONTACT:
Media General, Inc.
Lou Anne J. Nabhan
Vice President-Corporate Communications
804-887-5120
lnabhan@mediageneral.com